UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 23, 2018

Spirit AeroSystems Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33160	20-2436320
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3801 South Oliver, Wichita, Kansas 67210

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (316) 526-9000

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company               ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)   2018 Compensation Modifications. On January 23, 2018, the Compensation Committee (the “Committee”) of the Board of Directors of Spirit AeroSystems Holdings, Inc. (the “Company”) modified the compensation arrangements for Thomas C. Gentile (President and Chief Executive Officer), Sanjay Kapoor (Executive Vice President and Chief Financial Officer), Samantha Marnick (Executive Vice President and Chief Administrative Officer), Duane Hawkins (Senior Vice President and General Manager of Boeing, Defense, Business/Regional Jet Programs, and Global Customer Support), and Michelle Lohmeier (Senior Vice President and General Manager of Airbus Programs) as follows:

•                  Beginning in 2018, Mr. Gentile will be entitled to receive an annual award under the Long Term Incentive Plan of the Company’s Omnibus Incentive Plan (the “LTIP”) with a value equal to 500% of his annual base salary (increased from 450%). The Committee also increased Mr. Gentile’s annual base salary from $1,150,000 to $1,250,000, effective as of February 2, 2018.

•                  Beginning in 2018, Mr. Kapoor will be entitled to receive an annual award under the LTIP with a value equal to 300% of his annual base salary (increased from 280%).

•                  Beginning in 2018, Ms. Marnick will be entitled to receive an annual award under the LTIP with a value equal to 200% of her annual base salary (increased from 190%). The Committee also increased Ms. Marnick’s annual base salary from $490,000 to $520,000, effective as of February 2, 2018.

•                  Beginning in 2018, Mr. Hawkins will be entitled to receive an annual award under the LTIP with a value equal to 230% of his annual base salary (increased from 220%). The Committee also increased Mr. Hawkins’ annual base salary from $520,000 to $535,000, effective as of February 2, 2018.

•                  Beginning in 2018, Ms. Lohmeier will be entitled to receive an annual award under the LTIP with a value equal to 180% of her annual base salary (increased from 170%). The Committee also increased Ms. Lohmeier’s annual base salary from $475,000 to $500,000, effective as of February 2, 2018.

Other than as set forth herein, applicable employment agreements with the Company will continue in full force and effect on their current terms.

New Award Agreements and Updated Vesting Terms. In addition, the Compensation Committee approved new award agreements in respect of the Company’s time-based and performance-based long-term incentives. The time-based award is a restricted stock award vesting in equal tranches annually over a three-year period. The performance-based award is based 50% on total stockholder return relative to the Company’s peer group, with the remaining 50% based on free cash flow as a percentage of revenue, each over a three-year period. The terms of the awards are consistent with those in the 2017 Proxy Statement, with the exception of the following items:

•                  For the time-based awards, on death or disability or retirement, the grantee will fully vest in his or her outstanding restricted stock. Retirement means termination on or after the date when the Grantee has attained age 62.

•                  For the performance-based awards, on death or disability, the Grantee will vest in his or her target award prorated based on the number of days continuously employed during the performance period. On retirement, the Grantee will vest in his or her award, as calculated and certified by the Committee at the end of the applicable performance period, prorated based on the number of days continuously employed during that performance period. Retirement means termination on or after the date when the Grantee has attained age 62.

The Committee approved the following award amounts:

	Time-Based Restricted Class A Common Stock ($)	Performance-Based Restricted Class A Common Stock — Total Stockholder Return ($)	Performance-Based Restricted Class A Common Stock — Free Cash Flow as a Percent of Revenue ($)	Total ($)
Thomas Gentile	3,750,000	1,250,000	1,250,000	6,250,000
Sanjay Kapoor	1,170,000	390,000	390,000	1,950,000
Samantha Marnick	624,000	208,000	208,000	1,040,000
Duane Hawkins	738,300	246,100	246,100	1,230,500
Michelle Lohmeier	540,000	180,000	180,000	900,000

The number of shares for each award will be determined using the average of the opening and closing prices of the Company’s Class A Common Stock as quoted on the New York Stock Exchange on February 7, 2018.

The foregoing description of the new award agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the new award agreements, which are filed as exhibits hereto.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit 10.1— Time-Based Restricted Stock Award Agreement

Exhibit 10.2— Performance-Based Restricted Stock Award Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRIT AEROSYSTEMS HOLDINGS, INC.

Date: January 29, 2018	By:	/s/ Stacy Cozad
		Name:	Stacy Cozad
		Title:	Senior Vice President, General Counsel, Chief Compliance Officer and Secretary